Exhibit (a)(1)(H)

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. Transportation Services, Inc. Announces Final Results of its Self Tender Offer

Tontitown, Arkansas, January 6, 2014….. P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to 600,000 shares of its outstanding common stock, which expired at 12:00 Midnight, Eastern Time, on Monday, December 30, 2013. In accordance with the terms and conditions of the tender offer, the Company has accepted for purchase a total of 675,000 shares of its common stock, representing approximately 7.8% of its outstanding shares, at a price of $20.50 per share. Payment for the shares accepted for purchase under the tender offer will be made promptly, at a total cost to the Company of approximately $13,837,500, excluding fees and expenses related to the offer. The Company expects to have approximately 7,983,539 shares of its common stock outstanding immediately following consummation of the tender offer.

Based on the final count by the depositary for the tender offer, an aggregate of 758,864 shares of the Company’s common stock were properly tendered and not properly withdrawn at or below a purchase price of $20.50 per share. Because more than 600,000 shares of common stock were properly tendered and not properly withdrawn, the tender offer was oversubscribed. The depositary has informed the Company that final proration factor for the tender offer is approximately 88.9%. The Company will promptly pay for the shares accepted for purchase, and any shares tendered and not purchased will be returned to tendering shareholders promptly thereafter.

The Company may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until January 14, 2014. Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the company considers relevant.

Computershare Trust Company, N.A. is the depositary for the tender offer, and Georgeson Inc. is the information agent. Questions regarding the tender offer should be directed to Georgeson at (866) 482-4943 (toll free) or (800) 223-2064 (banks and brokers).

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.